Exhibit 99.5

Piedra Energy III, LLC and Subsidiary

Supplemental Crude Oil and Natural Gas Information (Unaudited)

Net Proved Oil and Natural Gas Reserves

Russell K. Hall and Associates, Inc., the Company’s independent reserve engineers, estimated 100% of the Company’s proved reserves as of December 31, 2022 and 2021. In accordance with SEC regulations, the reserves as of December 31, 2022 and 2021 were estimated using realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in two streams; crude oil and natural gas.

The SEC has defined proved reserves as the estimated quantities of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating crude oil and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

The following tables provide an analysis of the changes in estimated proved reserve quantities of crude oil and natural gas for the years ended December 31, 2022 and 2021, all of which are located within the United States:

	Year ended December 31, 2022
	Crude Oil (Bbl)	Natural Gas (Mcf)	Total Boe
Proved reserves as of December 31, 2021	21,351,456	50,212,232	29,720,161
Revisions of previous estimates	(2,949,908)	(25,496,299)	(7,199,291)
Extensions, discoveries and other additions	54,850,871	121,086,688	75,031,986
Production	(2,908,339)	(1,503,593)	(3,158,938)
Sales of minerals in place	—	—	—
Purchase of minerals in place	—	—	—

Proved reserves as of December 31, 2022	70,344,080	144,299,028	94,393,918
Proved developed reserves
Beginning of year	14,428,537	31,736,260	19,717,913
End of year	16,281,011	25,147,829	20,472,316
Proved undeveloped reserves
Beginning of year	6,922,919	18,475,972	10,002,248
End of year	54,063,069	119,151,199	73,921,602

Piedra Energy III, LLC and Subsidiary

	Year ended December 31, 2021
	Crude Oil (Bbl)	Natural Gas (Mcf)	Total Boe
Proved reserves as of December 31, 2020	18,864,542	42,557,929	25,957,530
Revisions of previous estimates	(1,541,282)	(5,788,624)	(2,506,053)
Extensions, discoveries and other additions	5,134,556	13,984,306	7,465,274
Production	(1,106,360)	(541,379)	(1,196,590)
Sales of minerals in place	—	—	—
Purchase of minerals in place	—	—	—

Proved reserves as of December 31, 2021	21,351,456	50,212,232	29,720,161
Proved developed reserves
Beginning of year	5,231,556	9,194,228	6,763,927
End of year	14,428,537	31,736,260	19,717,913
Proved undeveloped reserves
Beginning of year	13,632,986	33,363,701	19,193,603
End of year	6,922,919	18,475,972	10,002,248

For the year ended December 31, 2022, extensions, discoveries and other additions resulted primarily from 170 new proved undeveloped locations in the Permian Basin contributing additional reserves of 73.9 million Boe.

For the year ended December 31, 2021, extensions, discoveries and other additions resulted primarily from 12 new unproved undeveloped locations in the Permian Basin contributing additional reserves of 6.9 million Boe.

Standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of proved properties and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2022 and 2021 are based on realized prices, which reflect adjustments to the benchmark prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. All realized prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. Any effect from the Company’s commodity hedges is excluded. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the “as of date” forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses would have been computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves, less the tax basis of the Company’s oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%.

Piedra Energy III, LLC and Subsidiary

The following table presents the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods presented (in thousands):

	December 31,
	2022	2021
Future cash inflows	$7,627,365	$1,661,600
Future production costs	(1,694,339)	(338,698)
Future development and abandonment costs	(1,131,212)	(143,352)
Future income taxes	(40,044)	(8,723)

Future net cash flows	4,761,770	1,170,827
10% annual discount for estimated timing of cash flows	(2,465,227)	(529,235)

Standardized measure of discounted future net cash flows	$2,296,543	$641,592

It is not intended that the standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

The following table presents the changes in the standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods presented (in thousands):

	December 31,
	2022	2021
Standardized measure of discounted future net cash flows at January 1	$641,592	$166,623
Net change in prices and production costs	320,988	350,897
Changes in estimated future development and abandonment costs	(114)	38,499
Sales of crude oil and natural gas produced, net of production costs	(228,872)	(61,546)
Extensions, discoveries and improved recoveries, less related costs	1,567,295	133,075
Purchases (sales) of minerals in place, net	—	—
Revisions of previous quantity estimates	(186,115)	(33,227)
Development costs incurred during the period	131,593	83,179
Change in income taxes	(15,266)	(2,421)
Accretion of discount	64,641	16,903
Change in timing of estimated future production and other	801	(50,390)

Net change	1,654,951	474,969

Standardized measure of discounted future net cash flows at December 31	$2,296,543	$641,592

Piedra Energy III, LLC and Subsidiary

Estimates of economically recoverable oil and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil and natural gas may differ materially from the amounts estimated.